EXHIBIT 10.42

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is dated January 14, 2008 by and between Alfacell Corporation, a Delaware corporation with its principal place of business at 300 Atrium Drive, Somerset, New Jersey 08873 (“Alfacell”), and Par Pharmaceutical, Inc., a Delaware corporation with its principal place of business at 300 Tice Blvd, Woodcliff Lake, NJ 07677, USA (“Par”). Alfacell and Par may be referred to herein individually as a “Party”, or together as the “Parties”. Capitalized terms not defined herein shall have the meanings ascribed to them in the License Agreement (as defined below).

Recitals

Whereas, Par and Alfacell are entering into a License Agreement on even date herewith (the “License Agreement”) under which Par is receiving a license to, among other things, promote, market, have marketed, distribute, offer for sale, sell and have sold the Product in the Field in the Territory; and

Whereas, Alfacell desires to supply Product to Par in connection with the License Agreement and on the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1 “Adverse Event” means an “adverse drug experience” as such term is defined at 21 C.F.R. 310.305(b) (as such definition may be amended, supplemented or replaced from time to time) and includes any adverse event associated with the use of a drug in humans, whether or not considered drug related, including any failure of expected pharmacological action and any adverse event occurring (i) in the course of the use of a drug product in professional practice; (ii) from drug overdose, whether accidental or intentional; (iii) from drug abuse or (iv) from drug withdrawal.

1.2 “Agreement” has the meaning provided in the Preamble.

1.3 “Alfacell” has the meaning provided in the Preamble.

1.4 “Alfacell Indemnitee” has the meaning provided in Section 12.2.

1.5 “Calendar Quarter” means each respective period of three consecutive months ending on March 31, June 30, September 30 or December 31.

1.6 “Certificates” has the meaning provided in Section 6.1.

1.7 “Confidential Information” has the meaning set forth in the License Agreement.

1.8 “Field” means all uses for cancer in humans.

1.9 “Label” shall refer to such labels and other written, printed or graphic matter (i) used on vials of Product and boxes of vials or (ii) accompanying the Product, including package inserts. “Labeled” or “Labeling” shall have correlative meaning.

1.10 “Launch Quantities” has the meaning provided in Section 3.1.

1.11 “License Agreement” has the meaning provided in the Recitals.

1.12 “Losses” has the meaning provided in Section 12.1.

1.13 “Manufacture” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including to manufacturing Product or supplies for development, manufacturing of Product for commercial sale, Packaging, Labeling, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to the manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing. “Manufactured” or “Manufacturing” shall have correlative meaning.

1.14 “Manufacturing Process” has the meaning provided in Section 7.3.

1.15 “Objection Notice” has the meaning provided in Section 6.2.3.

1.16 “Package” means all primary containers, cartons and shipping cases, used in packaging or accompanying the Product for delivery to Par hereunder. “Packaged” or “Packaging” shall have correlative meaning.

1.17 “Par” has the meaning provided in the Preamble.

1.18 “Par Indemnitee” has the meaning provided in Section 12.1.

1.19 “Product Specifications” means the specifications for the Product contained in the applicable Regulatory Approval and any specifications mutually agreed upon by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed, established in connection with the Product and any changes to such specifications made at the request of the FDA or by mutual agreement of the Parties from time to time, including the specifications set forth in Exhibit A.

1.20 “Quality Agreement” has the meaning provided in Section 6.3.

1.21 “Term” has the meaning provided in Section 11.1.

1.22 “Third Party Manufacturer” means (i) either Scientific Protein Laboratories LLC or Ben Venue Laboratories, Inc. or any of their respective Affiliates or (ii) such other

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Third Party as Alfacell shall contract to Manufacture Product under this Agreement, subject in respect of this clause (ii) to Par’s prior written consent, such consent not to be unreasonably withheld.

2.	Supply of Products.

2.1 Supply by Alfacell. Subject to the terms and conditions of this Agreement, Alfacell shall Manufacture and supply, or cause its Third Party Manufacturer to Manufacture and supply to Par such quantities of Product, in finished form, as are ordered by Par in accordance with the requirements of this Agreement of its total commercial requirements for Product. Alfacell shall not supply any Third Party with Product for sale in the Territory. Alfacell shall not be required to provide samples of Product to Par. Par shall only purchase Product from Alfacell and from no other party.

3.	Forecasts and Purchase Orders.

3.1 Commercial Launch. Par shall notify Alfacell at least twelve (12) months in advance of the anticipated date of the Initial Commercial Sale, which notification shall include a preliminary estimate of the quantity of Product needed for the Initial Commercial Sale. Par may change the estimated date of the Initial Commercial Sale and the estimated quantity of Product needed for such Initial Commercial Sale at any time by notifying Alfacell in writing; provided, however, that Par shall notify Alfacell of the minimum amount of Product that Par will require for the Initial Commercial Sale at least six (6) months (or at least nine (9) months, if such amount is less than or greater than the initial estimate by more than twenty-five percent (25%)) prior to the anticipated date of the Initial Commercial Sale (the “Launch Quantities”).

3.2 Forecasts. Each month, Par shall provide Alfacell with a written twelve (12)-month rolling forecast of its estimated orders and delivery dates for Product in the Territory (each a “Forecast”). The volume forecasted for the first five (5) months of each Forecast shall be binding upon Par. The remainder of each Forecast shall not be binding.

3.3 Purchase Orders. Par shall order Product as set forth in the binding portions of the Forecast by submitting to Alfacell written purchase orders, in such form as the Parties shall agree from time to time, specifying the quantities of Product ordered and the desired delivery dates for such Product. Par shall submit each purchase order to Alfacell at least three (3) months in advance of the delivery date specified in the Forecast.  Alfacell shall, or shall cause its Third Party Manufacturer to, make each delivery of Product in the quantity and on the delivery date specified on Par’s purchase order. Any purchase orders for Product submitted by Par to Alfacell shall reference this Agreement and shall be governed exclusively by the terms contained herein. The Parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any order, confirmation or other document furnished by Par or Alfacell that is in any way inconsistent with these terms and conditions.

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3.4 Quantity of Orders. The Parties agree that Forecasts and orders of Product will be expressed by multiple boxes of Product in a unit size to be mutually agreed to by the Parties, subject to Section 13.1.

4.	Price and Taxation.

4.1 Transfer Price. For the Manufacture of the Product, Par shall pay Alfacell a price equal to the Transfer Price. The Parties shall cooperate in good faith and use Commercially Reasonable Efforts to reduce the Direct Cost of Product. Subject to Section 6, Par shall be responsible for shipping and related insurance costs.

4.2 Invoices. Alfacell shall, or shall cause its Third Party Manufacturer to, invoice Par for the aggregate Transfer Price of each delivery of Product at the time of such delivery.

4.3 Method of Payment. All payments due hereunder to Alfacell shall be paid to Alfacell in U.S. Dollars not later than thirty (30) days following applicable delivery.

4.4 Launch Quantities. Notwithstanding anything else to the contrary herein, Par shall not be obligated to take ownership or to make payment to Alfacell for any Launch Quantities until Regulatory Approval for the Product is obtained.

4.5 Financial Audit. For a period of three (3) years after the calendar year to which the records relate or such longer period as may be required by applicable law, Alfacell shall, and shall cause the Third Party Manufacturer to, keep records pertaining to any payments made by Alfacell that are components of Direct Costs in sufficient detail to permit Par to confirm the accuracy of the amounts paid. Par shall have the right to cause an independent, certified public accountant reasonably acceptable to Alfacell to audit such records solely to confirm the amounts of such payments; provided, however, that such auditor shall not disclose Alfacell’s Confidential Information or any Third Party Manufacturer’s confidential information to Par, except to the extent such disclosure is necessary to verify the amount of any overpayments made by Par to Alfacell, and such auditor shall enter into a non-disclosure agreement reasonably acceptable to Alfacell. Such audits may be exercised once per year on reasonable advance notice and during normal business hours, within three (3) years after the date of payment to which such records relate, upon notice to Alfacell and during normal business hours; provided, however, that Alfacell may cause an independent, certified public accountant reasonably acceptable to Par to participate with Par’s accountant in such audit of any Third Party Manufacturer. Any amounts shown to be owing by such audits shall be paid promptly. Par shall bear the cost of such audit unless such audit discloses an overpayment by Par of more than five percent (5%) as compared to the amount of payments and/or reimbursements actually owed to Alfacell for the period audited. In such case, Alfacell shall bear the reasonable cost of such audit.

4.6 Late Payments. Any payments due under this Agreement by either Party that are not paid by the date such payments are due shall bear interest at one percent (1%) per month from the date such payments are due. The foregoing interest shall be due from the

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Party owing the payment amount without any special notice and shall be in addition to any other remedies that the Party entitled to such payment may have pursuant to this Agreement.

5.	Delivery.

5.1 Delivery Terms. Subject to compliance with Section 3.1, the Launch Quantities shall be delivered to Par at least two (2) weeks before the anticipated Initial Commercial Sale. Deliveries shall be made EXW (Incoterms 2000) at Alfacell’s manufacturing facility or that of its Third Party Manufacturer as designated by Alfacell. Product delivered to Par shall be appropriately Labeled and Packaged by Alfacell at its expense in fully finished form for supply to the ultimate consumer in accordance with law and all applicable Regulatory Approvals. Products supplied by Alfacell shall have a shelf life of at least twenty (20) months from the date of delivery.

6.	Quality Assurance Control - Acceptance.

6.1 Specifications; Testing.

6.1.1 Certificates of Analysis and Compliance. Alfacell shall provide Par with a copy of the certificate of analysis and a certificate of compliance (together, the “Certificates”), with, or at the same time of, each delivery of Product supplied hereunder. In the event Par requires additional documentation due to a change in the law or a Regulatory Approval without which the release into commerce and selling of Product in the Field in the Territory under any Regulatory Approval would be impossible or impracticable, Alfacell will use Commercially Reasonable Efforts to supply (unless such documentation is required from all manufacturers of pharmaceutical products, in which case Alfacell shall supply or cause its Third Party Manufacturer to supply) such documentation with each delivery of Product. Subject to variations agreed to in the Quality Agreement, such Certificates shall certify, with respect to each shipment and batch (identified by batch number): (i) the quantity of the shipment, (ii) that the Product delivered conforms to, and was handled in compliance with, the Product Specifications and (iii) that the Product was Manufactured in accordance with cGMP and any applicable Regulatory Approval, as well as any further information required by the relevant regulatory authorities that Par may have previously notified Alfacell is necessary. Par shall be under no obligation to accept any shipment of Product without the accompanying Certificates.

6.2 Acceptance and Rejection.

6.2.1 Quality Control Problem. If Alfacell identifies a quality problem with respect to any batch of the Product, then it shall promptly notify Par.

6.2.2 Product Rejection. Par may reject any delivery of Product if the Product does not conform to the Product Specifications or if it fails to conform to any Product warranty set forth in this Agreement. In addition, Par will visually inspect each delivery of Product upon receipt and shall, within forty five (45) days from receipt of delivery, notify Alfacell in writing (i) of any defects discovered by such visual inspection and (ii) that it is rejecting the delivery and the reasons for such rejection. If Par fails to

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deliver such notice to Alfacell within the forty five (45)-day period, Par shall be deemed to have accepted such delivery; provided, however, that, other than with respect to defects or other non-compliance plainly observable from a visual inspection, any such acceptance, or deemed acceptance, shall not operate to limit the warranties of Alfacell set forth in this Agreement relating to such Product shipment and shall not preclude a subsequent rejection by Par of such shipment due to the discovery of latent defects in such Product (including discovery of any substance that would cause Product to be adulterated within the meaning of the United States Food, Drug, and Cosmetic Act); and provided, further, that Par notifies Alfacell in writing within five (5) business days of its discovery of such latent defect.

6.2.3 Replacement of Product and Dispute Procedure. If Alfacell believes that Product was wrongly rejected, it shall notify Par in writing, within twenty (20) days of receipt by Alfacell of Par’s written notice of rejection, that Alfacell disagrees with such basis for rejection (an “Objection Notice”). If Par and Alfacell cannot agree, within twenty (20) days after receipt by Par of the Objection Notice, whether Product rejected by Par is defective, representative samples of the batch of Product in question shall be submitted to a mutually-acceptable independent laboratory or consultant for analysis and/or review. The results of such evaluation shall be binding upon the Parties. The Party that is determined to have been incorrect in its determination of whether the Product should be rejected shall pay the costs of any such evaluation and reimburse the other Party for any amounts previously paid by the other Party to the independent laboratory or consultant in connection with such evaluation. If such evaluation is inconclusive as to whether the Product rejected is defective, or if it is conclusive as to the fact that the Product rejected is defective but it cannot be determined which Party is responsible for such defect, then the Parties shall each be responsible for one-half of the costs related to such evaluation and Par may, in its discretion, purchase replacement Product when available for delivery. The Parties may also mutually agree in their discretion to further testing.

6.2.4 Cost of Replacement of Rejected Product. If any delivery or portion thereof is rejected by Par, unless already paid, Par’s obligation to pay all amounts payable to Alfacell in respect of the rejected delivery or portion thereof shall be suspended until there is agreement between the Parties or a determination by the independent laboratory or consultant regarding whether the respective delivery or portion thereof should be rejected. If such agreement or determination is in support of Alfacell’s Objection Notice, Par shall pay the amount due under the respective invoice for such improperly rejected delivery or portion thereof. If no agreement can be reached or the determination as to whether the delivery or portion thereof should be rejected is inconclusive, or if it is determined or agreed that the Product rejected is defective but it cannot be determined or agreed which Party is responsible for such defect, as the case may be, Par shall only be obligated to pay one-half of the outstanding amount applicable to the rejected delivery or portion thereof, as the case may be, less one-half of Ex-U.S. Shipping Costs or domestic shipping and insurance costs related to such Product, as applicable. If such agreement or determination is in favor of Par, Par shall not be obligated to pay any amount applicable to the rejected delivery or portion thereof, as the case may be, and Alfacell shall reimburse Par for the Ex-U.S. Shipping Costs or domestic shipping and

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insurance costs related to such Product, as applicable, within thirty (30) days of Par's providing to Alfacell reasonable documentation of such costs.

6.2.5 Delivery Rejections. If a delivery or portion thereof is rejected by Par pursuant to the provisions of this Section 6.2, after determination that the rejection is legitimate in accordance with this Agreement, Par shall return to Alfacell at Alfacell’s request and expense (or, at the election of Alfacell, destroy and provide evidence of such destruction to Alfacell) any such rejected Product. If the Product was rightly rejected, Alfacell shall (i) credit the original invoice in respect of the rejected Product and (ii) adjust such invoice so that it includes only Product not rejected. Payment in respect of such adjusted invoice shall be due thirty (30) days after receipt by Par of such adjusted invoice.

6.2.6 Replacement Product. During the pendency of any rejection discussions, Alfacell shall, or shall use its Commercially Reasonable Efforts to cause its Third Party Manufacturer to, supply Par with the same amount of Product as is subject to rejection discussions and Par shall purchase such amount on the same terms as such rejected Product. Notwithstanding Section 7.5, Alfacell shall, or shall use its Commercially Reasonable Efforts to cause its Third Party Manufacturer to, make the supply of such replacement Product Alfacell's first supply priority and shall ship via air courier such replacement Product to Par at Alfacell’s expense. Shipping costs related to such replacement Product shall be borne by Alfacell, unless the evaluation as to whether the Product rejected is defective, or if conclusive as to the fact that the Product rejected is defective but it cannot be determined which Party is responsible for such defect, in which event Par and Alfacell shall each be responsible for one-half of such shipping costs. Any replacement Product that replaces rejected Product shall have a shelf life, at the time of delivery, equal to or greater than the remaining shelf life of the rejected Product at the time Par delivered notice of rejection in respect thereof.

6.3 Quality Agreement. Within sixty (60) days following the date that the first NDA is submitted to the FDA by Alfacell, the Parties shall enter into an agreement that details the quality assurance obligations of each Party on mutually agreeable and customary terms (the “Quality Agreement”).

7.	Manufacture of Product.

7.1 Changed Specifications. The Parties shall notify each other within seventy-two (72) hours of any new instructions or specifications required by the FDA or by other Governmental Authorities. The Parties shall confer with each other with respect to any response regarding such instruction or specification and the best means to comply with such requirements and Alfacell shall bear the costs for implementing such changes.

7.2 Labeling. All Labels and Packaging of Product shall specify Par as the distributor and display the logo of Par and the artwork, text, and SKU numbers and other necessary items supplied by Par to Alfacell. The Labels and Packaging shall also include references to the Third Party Manufacturer in accordance with applicable law and all Regulatory Approvals. All Labels and Packaging or trade dress shall comply with applicable laws and Regulatory Approvals, and the presentation of the Trademark thereon shall comply

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with the provisions regarding the Trademark under the License Agreement. Except for all information and services provided to Alfacell by Par, Alfacell shall be responsible for ensuring the accuracy of all information contained on all Labels and Packaging of the Product and for the compliance of all such Labels and Packaging with the law and all Regulatory Approvals. Should Par desire or be required pursuant to applicable law and any Regulatory Approvals to make any change in any such Labels or Packaging, Alfacell shall be responsible for procuring the updating of all artwork and text associated with such change and for providing such changes to Par. Upon approval by Par, Alfacell shall make all necessary arrangements for such changed Labels or Packaging to be printed and shall provide Par with agreed artwork documents for Par’s review. Par shall, within one (1) week of receipt of agreed artwork documents, either provide Alfacell with any necessary corrections thereto or notify Alfacell of its approval of such agreed artwork documents. Par shall supply Alfacell with all of Par’s necessary artwork, text, SKU numbers and other necessary items by the dates reasonably requested by Alfacell so that Alfacell can prepare the Labels and Packaging for the Launch Quantities. Alfacell’s obligations to supply Par and its Affiliates with Product, including the Launch Quantities by the specified delivery dates, shall be contingent upon Alfacell’s timely receipt of the foregoing artwork, text, and SKU numbers and other necessary items from Par.

7.3 Changes to the Product Specifications or to the Manufacturing Process. Alfacell shall obtain the prior written consent of Par, which consent shall not be unreasonably withheld, conditioned or delayed, with respect to any proposed revision to the Product Specifications, site of manufacture and any change in the Raw Materials, equipment, process or procedures used to Manufacture the Product (the “Manufacturing Process”) that would require approval of or notification to the FDA, or other applicable Governmental Authority, in the Territory. The corresponding costs of implementing any changes to the Product Specifications or to the Manufacturing Process shall be borne by Alfacell.

7.4 Reprocessing and Reworking of Product. Any reprocessing or reworking of any batch or lot of Product shall be made in full compliance with the procedures described in the Regulatory Approvals for the Product, or, if not made in compliance with the procedures described in the Regulatory Approvals for the Product, Alfacell shall obtain the prior written consent of Par, not to be unreasonably withheld, delayed or conditioned.

7.5 Product Shortfall. Alfacell shall, or shall cause its Third Party Manufacturer to, use Commercially Reasonable Efforts to avoid shortfalls in supply of Product based on the Forecasts provided by Par. In the event Alfacell is unable to supply to Par, in whole or in part, Product requested for any reason (except to the extent caused by Par), then, in addition to other rights or remedies available to Par, Alfacell shall promptly notify Par in writing of such shortage, or potential shortage, or inability to timely supply Product and, if possible, the date when Alfacell will again be able to supply Product. Alfacell shall make efforts to cause its Third Party Manufacturer to use commercially reasonable efforts to remedy any shortfall of the Product as soon as practicable and to promptly allocate its available production capacity for the production of Product. Notwithstanding anything contained herein to the contrary, during Product shortfalls, Product will be allocated on a pro rata basis among the worldwide Product distributors and partners of Alfacell based on estimated market,

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determined on the basis of quantities of Product ordered in the two fiscal quarters immediately preceding the Product shortfall.

8.	Regulatory.

8.1 Adverse Event Reporting; Product Complaints.

8.1.1 Notification. During the Term, the Parties shall keep each other promptly and fully informed of all of their pharmacological, toxicological and clinical trials, investigations and findings relating to the Product relevant to the Territory or the activities of the other Party. To such end, Alfacell and Par shall enter into a pharmacovigilance agreement to coordinate the flow of safety information. Par shall forward all Adverse Events reports or ISCRs received for the Product to Alfacell within five (5) calendar days after receipt by Par. Format for Adverse Events reporting from Par to Alfacell shall be a copy or facsimile of the source documentation. All event information will be transmitted via fax or secure electronic mail. The regulatory reporting time clock for submitting Adverse Events reports or ICSRs to Alfacell is deemed to start on the date when any individual within Par is first notified of a case report that fulfills the minimum criteria for a case report.

8.1.2 Reporting. With regard to the Product, Alfacell is responsible for preparing and submitting aggregate and individual case regulatory safety reports within the Territory as required by any Governmental Authority. Alfacell shall also hold and maintain reports of all Adverse Events, both serious and non-serious, in a database for the Product for preparing and submitting aggregate and single case reports to the FDA for the Product. Par shall reasonably cooperate at its own expense.

8.1.3 Literature Reports. Alfacell shall be responsible for screening published scientific and medical literature for Adverse Events or ICSRs. Par shall be responsible for notifying Alfacell of any relevant Adverse Events or ICSRs that may come to its attention in the Territory via local scientific or medical journals, or unpublished scientific or conference papers. A copy of any such documentation shall be provided at the same time as the report.

8.1.4 Product Complaints. Par will notify Alfacell within five (5) calendar days of any customer complaints that relate to the Manufacture, Labeling or Packaging of the Product.

8.2 cGMP Compliance and QA Audits. Upon written request to Alfacell by Par or otherwise upon the reasonable request of Par and subject to the consent of Alfacell, not to be unreasonably withheld, delayed or conditioned, Par may accompany Alfacell to a Third Party Manufacturer’s Manufacturing facilities during normal business hours to discuss any issues regarding Manufacturing and management personnel, and to review and inspect (i) the Manufacturing and storage facilities, (ii) the quality control procedures, and/or (iii) any records and reports pertinent to the Manufacture, disposition or transport of Product as may be necessary to evidence the Third Party Manufacturer’s compliance with all applicable Regulatory Approvals for the Manufacture of Product supplied to Par hereunder, including

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compliance with cGMP. Par may make such visits with Alfacell to the Third Party Manufacturer’s Manufacturing facilities once per calendar year unless Par identifies, during any such visit or as a result of any Form 483 received by such Third Party Manufacturer, any defects or deficiencies provided in any of the foregoing clauses (i), (ii) or (iii) above, in which case Par may make as many subsequent visits to such facilities as are reasonably required to determine whether such defects or deficiencies have been cured.

8.3 Regulatory Support. To the extent practicable, Alfacell shall notify Par within two (2) business days prior to any inspection (of which Alfacell is aware) by the FDA or other regulatory agency relating to Product or any Product-related facility that is involved in the supply of Product to Par hereunder and, within twenty-four (24) hours after such inspection, shall furnish Par with a copy of all documentation, including any Form 483 and the Third Party Manufacturer’s response thereto, relating to such inspection. In addition, Alfacell shall notify Par within five (5) business days of its receipt of any other written regulatory actions or communications (other than ministerial, non-substantive communications) relating to the Product or any Product-related facility that is involved in the supply of Product to Par hereunder. The Parties shall confer with each other with respect to any response regarding such action or communication and the best means to comply with such action or communication, but the final response shall be within Alfacell’s final decision-making authority.

8.4 Recall of Product. In the event either Party believes a recall, field alert, product withdrawal or field correction, may be necessary with respect to Product provided under this Agreement, such Party shall immediately notify the other Party in writing. Neither Party shall act to initiate a recall, field alert, Product withdrawal or field correction, without the express prior written approval of the other Party, unless required by applicable law. Both Parties shall cooperate with one another with respect to such recall, field alert, product withdrawal or field correction. Alfacell shall be responsible for conducting any recall, field alert, product withdrawal or field correction; provided, however, that the cost of any such recall, field alert, product withdrawal or field correction shall be borne equally by the Parties, except to the extent such recall, field alert, Product withdrawal or field correction is caused by a breach by either Alfacell or Par of its respective warranties, representations or obligations under this Agreement, the License Agreement or applicable law or its gross negligence or willful misconduct, in which case such cost shall be borne by the responsible Party. For purposes hereof, such cost shall be limited to reasonable, actual and documented costs incurred by the Parties for such recall, field alert, product withdrawal or field correction, and for the replacement of the Product to be recalled. In the event of a recall, Par shall provide to Alfacell copies of distribution records in its control and shall otherwise reasonably cooperate with Alfacell in respect of any such recall.

8.5 Compliance with Laws. Alfacell shall, and shall require the Third Party Manufacturer to, comply with all applicable present and future orders, regulations, requirements and laws of any and all Governmental Authorities, including all laws and regulations of such territories applicable to the transportation, storage, use, handling and disposal, of hazardous materials. Alfacell represents and warrants to Par that it has and will maintain during the Term all governmental permits (including health, safety and environmental permits) necessary for the conduct of the actions and procedures that it

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undertakes pursuant to this Agreement; provided, however, that if Alfacell or the Third Party Manufacturer ceases to hold such permits, licenses, registrations and other forms of governmental authorizations, Alfacell or the Third Party Manufacturer shall have a reasonable time to regain compliance with the foregoing requirements so long as during such time Alfacell is able to supply Product to Par in accordance with this Agreement.

8.6 Documentation. For three (3) years after the termination of this Agreement, Alfacell shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement (including batch records), including by the Third Party Manufacturer. Each Party shall maintain complete and adequate records pertaining to the methods and facilities used for the Manufacture, processing, testing, packing, Labeling, holding and distribution, of the Product in accordance with all applicable domestic and foreign laws and regulations so that such Product may be used in humans.

8.7 Samples. Alfacell shall retain samples of Product for the period and in quantities agreed by the Parties in the Quality Agreement.

9.  Representations and Warranties.

9.1 Product Warranty. Alfacell represents and warrants that Product delivered hereunder will: (i) be Manufactured in accordance with all applicable Regulatory Approvals (to the extent applicable at the time of Manufacturing), relevant cGMPs and other applicable U.S. laws, rules and regulations, as then in effect; (ii) conform to the Product Specifications at the time of delivery; (iii) be capable of maintaining conformity to said Product Specifications and requirements when handled and stored in accordance with the Labeling until the applicable expiry date of such Product (assuming such expiry date is based upon the accurate shelf life for Product); and (iv) not be misbranded or adulterated under the law. WITHOUT LIMITING ALFACELL’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12.1 WITH RESPECT TO THIRD-PARTY CLAIMS AND EXPENSES ARISING OUT OF, OR RESULTING FROM, ALFACELL’S BREACH OF THE PRODUCT WARRANTY IN THIS SECTION 9.1, EXCEPT FOR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE BY ALFACELL, ITS AFFILIATES OR ITS THIRD PARTY MANUFACTURER OR ANY OF THEIR RESPECTIVE EMPLOYEES OR AGENTS, ALFACELL’S EXCLUSIVE LIABILITY FOR ALFACELL’S SUPPLY OF DEFECTIVE PRODUCT SHALL BE REPLACEMENT OF SUCH PRODUCT OR CREDIT THEREFOR. THE WARRANTY SET FORTH IN THIS SECTION 9.1 IS VOID TO THE EXTENT PRODUCT FAILURE OR DEFICIENCIES ARE ATTRIBUTABLE TO AN ACT OR OMISSION OF PAR, ITS AFFILIATES, EMPLOYEES, AGENTS OR PERMITTED SUB-DISTRIBUTORS, OR ANY OF THEIR RESPECTIVE EMPLOYEES OR AGENTS.

9.2 No Debarred or Disqualified Persons. Alfacell and Par shall not, and Alfacell shall require that the Third Party Manufacturer not, employ, contract with or retain, any person, directly or indirectly, to perform any services under this Agreement if such person: (a) is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions, or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. § 312.70 or its

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successor provisions. In addition, Alfacell and Par each represents and warrants that it has not engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions. If, during the Term, Alfacell, Par or any person employed or retained by them, or employed or retained by the Third Party Manufacturer, to perform under this Agreement (i) comes under investigation by the FDA or other Governmental Authority for a debarment action or disqualification, (ii) is debarred or disqualified or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, Alfacell or Par, as the case may be, shall immediately notify the other Party of same.

9.3 Both Parties’ Representations and Warranties.  Each Party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate actions; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (d) it will conduct all of its activities related to this Agreement in accordance with applicable laws, rules, regulations and guidelines, including in respect of the commercialization of Product.

9.4 Limitation of Liability. EXCEPT IN RESPECT OF (A) ANY CLAIM RELATED TO THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY OR, INTENTIONAL BREACH OF A REPRESENTATION, WARRANTY OR OBLIGATION BY A PARTY UNDER THIS AGREEMENT OR (B) ANY THIRD PARTY CLAIMS UNDER SECTION 12, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9.5 Disclaimer. EXCEPT THE EXPRESS WARRANTIES SET FORTH IN SECTION 9, ALFACELL MAKES NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ALFACELL SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NONINFRINGEMENT WITH RESPECT TO THE PRODUCT.

10.	Confidentiality

10.1 Confidential Information. Each Party agrees to retain in strict confidence and not to disclose, divulge or otherwise communicate to any Third Party any Confidential

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Information of the other Party, whether received prior to or after the date hereof and further agrees not to use any such Confidential Information for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, except that each Party may disclose Confidential Information of the other Party to the officers, directors, employees, agents, accountants, attorneys, consultants, subcontractors or other representatives of the receiving Party or its Affiliates (the “Representatives”), who, in each case, (a) need to know such Confidential Information for purposes of the implementation and performance by the receiving Party of this Agreement and (b) will use the Confidential Information only for such limited purposes. Each Party hereby agrees to use at least the same standard of care in complying with its confidentiality obligations hereunder as it uses to protect its own Confidential Information of comparable sensitivity and to exercise reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Representatives. Each Party warrants that each of its Representatives to whom any Confidential Information is revealed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to maintain its confidentiality under terms no less restrictive than those set forth in this Article 10. Without limiting the generality of any of the foregoing, the Parties agree not to make any disclosure of Confidential Information that would be reasonably likely to impair the Parties’ ability to obtain U.S. or foreign patents on any patentable invention or discovery described or otherwise embodied in such Confidential Information. The Confidential Information of each Party includes information from Third Parties disclosed by one Party to this Agreement to the other Party to this Agreement.

10.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

10.2.1 regulatory filings for Product as contemplated by the License Agreement;

10.2.2 disclosure to the Third Party Manufacturer to enable it to perform under this Agreement; provided, that the Third Party Manufacturer agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 10;

10.2.3 prosecuting or defending litigation as permitted by the License Agreement;

10.2.4 to the extent necessary to perform its obligations under this Agreement and/or the License Agreement; and

10.2.5 complying with applicable court orders or governmental regulations or inquiries, including the listing standard of any national or international securities exchange.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.2.2 or 10.2.3, it shall give, except

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where impracticable, reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable actions to avoid disclosure of Confidential Information hereunder. The Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with any regulatory authority (such as the Securities and Exchange Commission) or as otherwise required by law.

11.	Term and Termination

11.1 Term. The term of this Agreement (the “Term”) shall commence on the effective date of the License Agreement (the “Effective Date”) and shall end upon the expiration or termination of the License Agreement (or upon earlier termination of this Agreement, if such termination occurs before the expiration or termination of the License Agreement).

11.2 Termination for Uncured Material Breach. Each Party shall have the right to terminate this Agreement, upon written notice to the other as a result of a material breach of this Agreement by the other Party that is not cured by the breaching Party within sixty (60) days (twenty (20) business days in the event of an undisputed payment default) following written notice of such breach by the non-breaching Party.

11.3 Effect of Expiration or Termination; Surviving Obligations.

11.3.1 Effect of Termination. Upon the expiration of the Term or the earlier termination of this Agreement pursuant to Section 11.1 or 11.2, all rights and obligations of the Parties under this Agreement shall terminate, except as provided in this Section 11.3.

11.3.2 Surviving Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. For a twenty-four (24)-month period following the termination or expiration of this Agreement, Alfacell’s obligations under Sections 8.1, 8.3, 8.4 and 8.6 shall remain in full force and effect. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement:

Section 1 – Definitions
Section 4.5 – Financial Audit
Section 10 – Confidentiality
Section 11.3 – Effect of Expiration or Termination; Surviving Obligations
Section 12 – Indemnification
Section 13 – Dispute Resolution
Section 14 – General Provisions

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12.	Indemnification

12.1 Indemnification by Alfacell. Alfacell hereby agrees to defend, indemnify and hold harmless Par and its directors, officers and employees (each, a “Par Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Par Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly from (i) any material breach of this Agreement by Alfacell (including any material breach of any of its warranties hereunder), including any material breach of any warranty made by Alfacell on behalf of a Third Party Manufacturer; (ii) any mishandling of the Product by Alfacell or a Third Party Manufacturer before delivery of the Product to Par or (iii) the gross negligence or willful misconduct of Alfacell, Alfacell Indemnitee or any Third Party Manufacturer, except, in each case, to the extent such Losses are subject to indemnification pursuant to Section 12.2.

12.2 Indemnification by Par. Par hereby agrees to defend, indemnify and hold harmless Alfacell and its directors, officers and employees (each, an “Alfacell Indemnitee”) from and against any and all Losses to which any Alfacell Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly from (i) any material breach of this Agreement by Par (including any material breach of any of its warranties hereunder), including any material breach by a permitted Sub–distributor of any obligation of Par hereunder, (ii) any mishandling of the Product by Par or any act or omission of Par that causes the Product not to meet the Product warranties set forth herein after delivery to Par or (iii) the gross negligence or willful misconduct of Par or a Par Indemnitee, except, in each case, to the extent such Losses are subject to indemnification pursuant to Section 12.1.

12.3 Notice and Procedures. If an Alfacell Indemnitee or a Par Indemnitee (the “Indemnitee”) intends to claim indemnification under this Article 12, it shall promptly notify the other Party (the “Indemnitor”) in writing of any such alleged Losses promptly after it becomes aware of the basis for such indemnification. The Indemnitor shall have the right to control the defense thereof with counsel of its choice; provided, however, that such counsel is reasonably acceptable to Indemnitee; and, provided, further, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party reasonably represented by such counsel in such proceeding. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Losses covered by this Article 12. The obligations of this Section 12.3 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld, conditioned or delayed unreasonably. The failure to deliver prompt written notice to the Indemnitor shall relieve the Indemnitor of any obligation to the Indemnitee of liability under this Section 12.3 to the extent it is prejudiced thereby. It is understood that only Alfacell or Par may claim indemnity under this Article 12

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(on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

12.4 Insurance. Alfacell shall require that the Third Party Manufacturer maintain, at its own expense, general liability coverage appropriate to its activities with reputable and financially secure insurance carriers to cover its activities related to this Agreement. In addition, such insurance coverage shall include product liability coverage in an amount not less than that commensurate with industry standards for similar products, to be in place prior to the Initial Commercial Sale and for the remainder of the Term. The Third Party Manufacturer shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. In addition, Alfacell shall have and maintain, at its own expense, general liability insurance coverage for the manufacture, supply, use and sale of the Product as is reasonable, normal and customary in the pharmaceutical industry generally and otherwise consistent with Article XII of the License Agreement.

13.	Dispute Resolution

13.1 Disputes. The Parties recognize that a bona fide dispute as to certain matters may, from time to time, arise during the Term that relates to a Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to the respective officers designated below, or their successors, for attempted resolution by good faith negotiation within thirty (30) days after such notice is received. Such designated officers are as follows:

For Alfacell:	Kuslima Shogen, CEO

For Par:	John MacPhee, President, Strativa Pharmaceuticals (a division of Par Pharmaceutical, Inc.)

In the event that the designated officers are not able to resolve the dispute within such thirty (30)-day period, or such other period of time as the Parties may mutually agree to in writing, the Parties shall attempt in good faith to resolve such dispute in a voluntary, amicable and expeditious manner through  non-binding mediation  in New York, New York under the International Institute for Conflict Prevention and Resolution Mediation Procedure then currently in effect. Unless the Parties agree otherwise, the mediator will be selected from the JAMS panel of neutrals and each Party shall bear its own costs.  If the dispute is not resolved within sixty (60) days from a Party’s written request for mediation, there is no further obligation to mediate.  If the Parties are unable to resolve any dispute through mediation as  set forth in this Section 13.1, each Party shall have the right to pursue any and all remedies available at law or in equity.

14.	General Provisions

14.1 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to any rules of conflicts of laws. The Parties hereby consent to the exclusive jurisdiction of the Federal and State courts of New York and hereby waive any objection to venue or forum laid therein. The Parties hereby agree that service of process by certified mail, return receipt

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requested, shall constitute personal service for all purposes hereof. The Parties expressly reject the application of the United Nations Convention on Contracts for the International Sale of Goods and all implementing legislation thereunder. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

14.2 Entire Agreement; Modification. This Agreement, together with the Exhibits attached hereto and incorporated herein, constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties with respect to the subject matter hereof. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.3 Independent Contractors. In making and performing this Agreement, Par and Alfacell act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture or employer and employee relationship between Alfacell and Par. Neither Party is a legal representative of the other Party and at no time shall one Party make commitments, create any obligations or incur any charges or expenses for or in the name of the other Party.

14.4 Severability; Waiver. If one (1) or more of the provisions of this Agreement are held by any court or authority having jurisdiction over this Agreement or either of the Parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

14.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns; provided, however, that neither Party shall assign any of its rights and obligations hereunder without the prior written consent of the other Party except to an Affiliate or as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or actual voting control of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.5 shall be null and void. In the event

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of a Change of Control of Par or Alfacell, the surviving entity shall promptly confirm to Alfacell or Par, as applicable, in writing its obligation to abide by the terms and conditions of this Agreement, and shall meet with Alfacell or Par, as applicable, within thirty (30) days of such Change of Control to discuss and review continued performance under this Agreement.

14.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it other than as expressly provided in Section 12.

14.7 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile followed by U.S. Mail, return receipt requested, or by FedEx or other reputable national courier service. Unless specified otherwise herein, any such notice shall be deemed to have been given as of the day of personal delivery, one (1) business day after the date sent by facsimile service or on the day of delivery to the other Party confirmed by the courier service.

In the case of Alfacell:	Alfacell Corporation 300 Atrium Drive Somerset, NJ 08873 Attn: Chief Executive Officer Fax: (732) 652-4575

with a copy (which shall not constitute notice) to:	Heller Ehrman LLP Times Square Tower 7 Times Square New York, New York 10036 Attn: Kevin T. Collins, Esq. Fax: (212) 763-7600

In the case of Par:	Par Pharmaceutical, Inc. 300 Tice Boulevard Woodcliff Lake, NJ 07677 Attn: General Counsel’s Office Fax: (201) 802-4223

with a copy (which shall not constitute notice) to:	Orrick, Herrington & Sutcliffe LLP 666 Fifth Avenue New York, NY 10103-0001 Attn: R. King Milling, Jr., Esq. Fax: (212) 506-5151

Either Party may change its address for communications by a notice to the other Party in accordance with this Section 14.7.

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14.8 Interpretation.

14.8.1 Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

14.8.2 Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

14.8.3 Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

14.8.4 Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

14.8.5 Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

14.8.6 English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

14.8.7 Miscellaneous. Unless the context of this Agreement otherwise requires, (a) the terms “hereof,” “herein,” “hereby” and other similar words refer to this entire Agreement; (b) the terms “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (c) the terms “US,” “U.S.,” “USA” and “United States” refer to the United States of America and (d) references in this Agreement to “Dollars” or “$” shall mean the legal tender of the US.

14.9 Currency. All monetary amounts referenced in this agreement shall be denominated in United States dollars or other legal currency of the United States.

14.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, each of which shall be binding when sent.

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IN WITNESS WHEREOF, the Parties hereto have caused this Supply Agreement to be executed by their duly authorized representatives as of the Effective Date.

ALFACELL CORPORATION

By:
Name:
Title:

PAR PHARMACEUTICAL, INC.

By:
Name:
Title:

EXHIBIT A

PRODUCT SPECIFICATIONS